Facebook to Acquire WhatsApp

•	Acquisition accelerates Facebook’s ability to bring connectivity and utility to the world

•	Leading mobile messaging app company continue to operate independently and retain its brand

•	WhatsApp co-founder and CEO Jan Koum to join Facebook Board of Directors

MENLO PARK, CALIF. – February 19, 2014 – Facebook today announced that it has reached a definitive agreement to acquire WhatsApp, a rapidly growing cross-platform mobile messaging company, for a total of approximately $16 billion, including $4 billion in cash and approximately $12 billion worth of Facebook shares. The agreement also provides for an additional $3 billion in restricted stock units to be granted to WhatsApp’s founders and employees that will vest over four years subsequent to closing.

WhatsApp has built a leading and rapidly growing real-time mobile messaging service, with:

◦	Over 450 million people using the service each month;

◦	70% of those people active on a given day;

◦	Messaging volume approaching the entire global telecom SMS volume; and

◦	Continued strong growth, currently adding more than 1 million new registered users per day.
The acquisition supports Facebook and WhatsApp's shared mission to bring more connectivity and utility to the world by delivering core internet services efficiently and affordably. The combination will help accelerate growth and user engagement across both companies.
"WhatsApp is on a path to connect 1 billion people. The services that reach that milestone are all incredibly valuable," said Mark Zuckerberg, Facebook founder and CEO. "I've known Jan for a long time and I'm excited to partner with him and his team to make the world more open and connected."

Jan Koum, WhatsApp co-founder and CEO, said, “WhatsApp's extremely high user engagement and rapid growth are driven by the simple, powerful and instantaneous messaging capabilities we provide. We're excited and honored to partner with Mark and Facebook as we continue to bring our product to more people around the world.”
Facebook fosters an environment where independent-minded entrepreneurs can build companies, set their own direction and focus on growth while also benefiting from Facebook’s expertise, resources and scale. This approach is working well with Instagram, and WhatsApp will operate in this manner. WhatsApp’s brand will be maintained; its headquarters will remain in Mountain View, CA; Jan Koum will join Facebook’s Board of Directors; and WhatsApp’s core messaging product and Facebook’s existing Messenger app will continue to operate as standalone applications.
Upon closing of the deal, all outstanding shares of WhatsApp capital stock and options to purchase WhatsApp capital stock will be cancelled in exchange for $4 billion in cash and 183,865,778 shares of Facebook Class A common stock (worth $12 billion based on the average closing price of the six trading days preceding February 18, 2014 of $65.2650 per share). In addition, upon closing, Facebook will grant 45,966,444 restricted stock units to WhatsApp employees (worth $3 billion based on the average closing price of the six trading days preceding February 18, 2014 of $65.2650 per share). As of February 17, 2014, Facebook had 2,551,654,996 Class A and B shares outstanding plus approximately 139 million dilutive securities primarily consisting of unvested RSUs. The Class A common stock and RSUs issued to WhatsApp shareholders and employees upon closing will represent 7.9% of Facebook shares based on current shares and RSUs outstanding.

In the event of termination of the Merger Agreement under certain circumstances principally related to a failure to obtain required regulatory approvals, the Merger Agreement provides for Facebook to pay WhatsApp a fee of $1 billion in cash and to issue to WhatsApp a number of shares of Facebook’s Class A common stock equal to $1 billion based on the average closing price of the ten trading days preceding such termination date.

Facebook was advised by Allen & Company LLC and Weil, Gotshal & Manges LLP; and WhatsApp was advised by Morgan Stanley and Fenwick & West, LLP.

Webcast and Conference Call Information
Facebook will host a 30-minute conference call to discuss the acquisition at 3:00 PT / 6:00 ET today. The dial-in number for the call is (866) 751-3284 (toll free) and (973) 935-8772 (international), conference ID: 2907041.  The live webcast of the call can be accessed at the Facebook Investor Relations website at investor.fb.com. Facebook uses the website http://investor.fb.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Following the call, a replay will be available at the same website.  A telephonic replay will be available for one week following the conference call at (855) 859-2056 or (404) 537-3406, conference ID 2907041.
About Facebook
Facebook's mission is to give people the power to share and make the world more open and connected. People use Facebook to stay connected with friends and family, to discover what's going on in the world, and to share and express what matters to them.
About WhatsApp
WhatsApp is a personal real-time messaging network allowing millions of people around the world to stay connected with their friends and family.

Facebook Contacts

Investors:

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Deborah Crawford
investor@fb.com / investor.fb.com

Press:
Tucker Bounds
press@fb.com / newsroom.fb.com

WhatsApp Contact:
press@whatsapp.com

Forward Looking Statements
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to Facebook and WhatsApp from completing the acquisition, and the expected financial performance of Facebook following completion of the acquisition. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the proposed acquisition or that other conditions to the closing of the deal may not be satisfied, the potential impact on the business of WhatsApp due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Facebook’s Annual Report on Form 10-K for 2013. The forward-looking statements included herein are made only as of the date hereof, and neither party undertakes an obligation to revise or update any forward-looking statements for any reason.

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